As filed with the Securities and Exchange Commission on May 30, 2024

Registration No. 333-238257

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-3016517
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

409 Silverside Road
Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

The Bancorp, Inc. 2024 Equity Incentive Plan

The Bancorp, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Damian M. Kozlowski

Chief Executive Officer

The Bancorp, Inc.

409 Silverside Road

Wilmington, Delaware 19809

(Name and address of agent for service)

(302) 385-5000

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Erin E. Martin

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Bancorp, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-238257) with the Securities and Exchange Commission (the “Commission”) on May 14, 2020 (the “Prior Registration Statement”) with respect to the offer and sale of 3,300,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable under The Bancorp, Inc. 2020 Equity Incentive Plan (the “Prior Plan”).

On March 28, 2024, subject to stockholder approval, the Board of Directors of the Company adopted The Bancorp, Inc. 2024 Equity Incentive Plan (the “Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on May 29, 2024 (the “Effective Date”) and, as a result, no further awards may be made under the Prior Plan. The number of shares of Common Stock authorized for issuance pursuant to the Plan is equal to 2,370,000 newly authorized shares (the “Newly Authorized Shares”), plus (i) any shares that remained available for grant under The Bancorp, Inc. 2020 Equity Incentive Plan (the “Rollover Shares”) as of the Effective Date, plus (ii) any shares subject to outstanding grants under The Bancorp, Inc. 2020 Equity Incentive Plan that terminate or expire unexercised, or vested or settled in full, on or after the Effective Date. As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the 2024 Equity Incentive Plan as a result of applying the formula described in (i) and (ii) above will not exceed 1,391,555 shares of Common Stock.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (this “Post-Effective Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the Plan. The Company incorporates the contents of the Prior Registration Statement herein by reference.

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Prior Registration Statement or that were not previously approved by the Company’s stockholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the Newly Authorized Shares under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Plan required by Part I of this Post-Effective Amendment will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not filed as part of this Post-Effective Amendment in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Post-Effective Amendment:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 29, 2024.

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on May 10, 2024.

3. The Company’s Current Reports on Form 8-K filed with the Commission on March 8, 2024.

4. The description of the Common Stock that is contained in (a) Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2022, including any amendments or reports filed for the purpose of updating such description, and (b)  the Company’s registration statement on Form 8-A filed with the Commission on November 10, 2004 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Post-Effective Amendment or that deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VIII of the Company’s Amended and Restated Bylaws (“Bylaws”) provide for indemnification of directors and officers of the registrant to the fullest extent permitted by applicable law. The Bylaws incorporate the entitlement of former directors and officers to have their expenses covered by the Company for defending civil or criminal actions, suits, or proceedings prior to their final resolution. The Company may advance expenses to former employees and agents of the Company to the extent and to such effect not prohibited by the DGCL or other applicable law.

In accordance with Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation contains a provision to limit the personal liability of the directors of the registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the registrant or its stockholders for monetary damages except (i) for breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect, or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest, or criminal acts, or self-dealing.

The foregoing summaries are necessarily subject to the complete texts of Section 145 of the DGCL, the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, as amended, referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

5.2	Opinion of Ledgewood P.C., incorporated by reference herein to Exhibit 5.1 to Form S-8 (File No. 333-238257) filed on May 14, 2020.

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).

23.2*	Consent of Grant Thornton LLP.

24.1*	Power of Attorney (contained on signature page hereto).

99.1	The Bancorp, Inc. 2024 Equity Incentive Plan, incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement filed with the Commission under cover of Schedule 14A on April 8, 2024.

99.2	The Bancorp, Inc. 2020 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to Form 8-K filed on May 14, 2020.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on May 30, 2024.

THE BANCORP, INC.

By:	/s/ Damian M. Kozlowski
Damian M. Kozlowski
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of The Bancorp, Inc., hereby severally constitute and appoint Damian M. Kozlowski and Paul Frenkiel and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 or such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such Registration Statement, for the registration of the Company’s securities and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and generally to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities indicated on May 30, 2024.

Signature	Title

/s/ Damian M. Kozlowski Damian M. Kozlowski	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul Frenkiel Paul Frenkiel	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ James J. McEntee III James J. McEntee III	Director

/s/ Michael J. Bradley Michael J. Bradley	Director

/s/ Matthew N. Cohn Matthew N. Cohn	Director

/s/ Cheryl D. Creuzot Cheryl D. Creuzot	Director

/s/ Hersh Kozlov Hersh Kozlov	Director

/s/ William H. Lamb William H. Lamb	Director

/s/ Daniela A. Mielke Daniela A. Mielke	Director

/s/ Stephanie B. Mudick Stephanie B. Mudick	Director

/s/ Mark E. Tryniski Mark E. Tryniski	Director